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                                                                   EXHIBIT 10.93

        SUMMARY OF BOARD OF DIRECTORS COMPENSATION (AS OF MARCH 22, 2004)

         Below is a summary of compensation received for service on the Andrx Board of Directors and its committees by Andrx's non-management directors, other than Elliot Hahn, Ph.D. Dr. Hahn's compensation for service to the Board of Directors can be found in Exhibit 10.86 to Andrx's Form 8-K filed November 18, 2004.

DIRECTOR COMPENSATION

         Directors who are current employees of Andrx do not receive any cash compensation for their services as a director, as they are instead compensated as Andrx employees. Directors who are former Andrx employees that were granted stock options as employees do not receive any cash compensation or stock options for their service as a director, while the options they received as an Andrx employee continue to vest. After such options have fully vested, according to their original vesting schedule, they are entitled to receive cash and equity compensation for their service as an Andrx director, in the same amounts as other non-employee directors ("Outside Directors").

         Board members do not receive any cash retainer for serving on the Board or its committees. Outside Directors currently receive $5,000 for attendance at each regularly scheduled Board meeting, $2,500 for attendance at each non-regularly scheduled, in-person Board meeting or for additional days of attendance at regularly scheduled Board meetings, and $1,000 for participation at each telephonic Board and committee meeting. The Lead Director receives an additional $3,500 for each Board meeting attended in person, an additional $1,250 for each non-regularly scheduled, in-person Board meeting or additional days of attendance at regularly scheduled Board meetings, and an additional $1,000 for each telephonic Board meeting. Committee chairs receive an additional $500 for participation at each committee meeting.

         Directors are entitled to reimbursement for any costs they incur as a director and may elect to participate in Andrx's dental plan at their sole cost.

         Outside directors may receive stock options and RSUs at the discretion of the Compensation Committee. Options are currently granted with an exercise price at fair market value on the date of the grant and with an expiration date 10 years following the date of the grant. In March of 2003 and 2004, respectively, the Compensation Committee approved equity compensation grants to all non-management directors (other than Dr. Sharoky in 2003) on such date that were to be issued on the date of the annual meeting of stockholders ("stockholders meeting"), which occurred in June of each year. In 2003, such equity compensation consisted of a grant of 5,000 RSUs (except for the Lead Director, who received 7,500) and 5,000 stock options. In 2004, such equity compensation consisted of a grant of 2,500 RSUs and 5,000 stock options. In addition, Messrs. Rice and Eckert were granted options to purchase 15,000 shares of Andrx common stock upon joining the Board in April 2003 and Dr. Hahn was granted 5,000 options on the date of the 2004 stockholders meeting.

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         RSUs represent the right to acquire one share of Andrx common stock, and currently vest as follows: (i) if the director has at least five years of total Board service on their date of separation from the Board, the entire grant vests at separation, (ii) if the director has less than five years of total Board service on their date of separation from the Board, a prorated portion of the grant vests, with the pro-ration being equal to the product of the number of RSUs granted multiplied by a fraction, the numerator of which is the number of complete months of Board service following the date of grant, and the denominator of which is 60, and (iii) notwithstanding (i) or (ii) above, no portion of any grant vests if the separation occurs within 12 months of the date of grant, and no portion of the Andrx common stock underlying (or representing) the vested RSU grant may be sold earlier than 90 days after the date of such director's separation from the Board.

         (1) Mr. Rice served as a non-management director from his appointment to the board in April 2003 until his appointment as Chief Executive Officer on February 3, 2004.